Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, no par value, of Aurinia Pharmaceuticals Inc., a Canadian corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 1, 2017

GENIUS ACCELERATED, LLC

By:	/s/ Robert W. Duggan
	Name:	Robert W. Duggan
	Title:	Sole Member

/s/ Robert W. Duggan
Robert W. Duggan